Exhibit 4.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WAYSTAR HOLDING CORP.

* * * * *

The present name of the corporation is Waystar Holding Corp. (the “Corporation”). The Corporation was incorporated under the name “Derby TopCo, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 13, 2019. This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the certificate of incorporation of the Corporation as presently in effect, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. The certificate of incorporation of the Corporation as presently in effect is hereby amended, integrated, and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Waystar Holding Corp.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,600,000,000 shares, which shall be divided into two classes as follows:

2,500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Upon this Certificate of Incorporation becoming effective pursuant to the DGCL (the “Reclassification Effective Time”), each share of the Corporation’s Class A Common Stock, par value $0.01 per share (the “Old Class A Common Stock”), issued immediately prior to the Reclassification Effective Time will be automatically reclassified as and become one share of Common Stock (the “Reclassification”) without any further action by the Corporation or the holders of the shares of Old Class A Common Stock. Any stock certificate that, immediately prior to the Reclassification Effective Time, represented shares of the Old Class A Common Stock will, from and after the Reclassification Effective Time, automatically be cancelled without the necessity of presenting the same for exchange, and the shares of Common Stock into which such shares of Old Class A Common Stock shall have been reclassified shall be uncertificated.

I.              Capital Stock.

A.            The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional, and other special rights, and the qualifications, limitations, or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding), as may be permitted by the DGCL. The powers, preferences, and relative, participating, optional, and other special rights, and the qualifications, limitations, or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B.            Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or the qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C.            Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

D.            Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

E.             Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

F.             The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the holders of the stock of the Corporation entitled to vote thereon and no vote of the holders of the Common Stock or Preferred Stock voting separately as a class shall be required therefor irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.            Commencing on the day on which the Institutional Investors (as defined in Article VI(K) below) collectively beneficially own, in the aggregate, less than 40% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors and ending immediately following the final adjournment of the Triggering Annual Meeting (as defined in Article VI(D) below) (such period, the “Protective Period”), in addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), any amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in this Certificate of Incorporation shall require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

                B.            The Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. At any time during the Protective Period, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or by applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A.            Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that, at any time the Institutional Investors collectively beneficially own, in the aggregate, at least 40% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, the stockholders may also fix the number of directors by resolution adopted by the stockholders. Notwithstanding the foregoing, for so long as any of the EQT Stockholders, the CPPIB Stockholders or the Bain Stockholders have rights to nominate directors under this Article IV, the total number of directors constituting the Board of Directors shall be not more than ten (10) directors and not less than the number of directors as is required to allow for the election of each EQT Director Nominee, CPPIB Director Nominee, and Bain Director Nominee, as well as each Independent Director Nominee and the CEO Director Nominee. In connection with the election of directors at each annual meeting of stockholders (and any special meeting of stockholders at which directors are to be elected), (i) the EQT Stockholders shall have the right to nominate, or direct the Corporation to nominate, the number of designees as set forth in Section (C)(i) or (iv) of this Article VI (each, an “EQT Director Nominee”), (ii) the CPPIB Stockholders shall have the right to nominate, or direct the Corporation to nominate, the number of designees as set forth in Section (C)(ii) or (iv) of this Article VI (the “CPPIB Director Nominee”), (iii) the Bain Stockholders shall have the right to nominate, or direct the Corporation to nominate, the number of designees as set forth in Section (C)(iii) or (iv) of this Article VI (the “Bain Director Nominee” and, together with the EQT Director Nominees and the CPPIB Director Nominee, the “Stockholder Nominees”), (iv) the Corporation shall cause the nomination of five (5) independent director nominees (each, an “Independent Director Nominee”), and (v) the Corporation shall cause the nomination of the person who, as of the date of nomination, is then-serving as Chief Executive Officer of the Corporation (provided, however, that if, as of the date of such nomination, the person then-serving as Chief Executive Officer is not expected to be in office as the Chief Executive Officer as of the date of the relevant meeting, the Corporation shall not be required to nominate such person and may instead nominate such person, if any, who is expected to be serving as Chief Executive Officer (or interim Chief Executive Officer) as of the date of such meeting (the “CEO Director Nominee”). Notwithstanding anything to the contrary contained in this Article VI.A, no party shall have the right to nominate any director, and the Corporation shall not be required to take any action to cause any such person to be nominated, if and to the extent such nominee would result, assuming all such nominees are elected as members of the Board of Directors, in a number of directors nominated by such party to exceed the number of directors that such party is then entitled to nominate for membership on the Board of Directors pursuant to this Article VI.A. and Article VI.C. below.

B.            Subject to the provisions of Article VI.D, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date, and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting following the IPO Date, directors in the class whose term expires at the annual meeting shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class. Notwithstanding the foregoing, until the Triggering Annual Meeting (as defined below), (a) the CPPIB Director Nominee and two (2) Independent Director Nominees shall serve as Class I directors, (b) one (1) EQT Director Nominee, the Bain Director Nominee and two (2) Independent Director Nominees shall serve as Class II directors, and (c) one (1) EQT Director Nominee, the CEO Director Nominee and one (1) Independent Director Nominee shall serve as Class III directors; provided that, in the event that the EQT Stockholders have the right to nominate only one (1) director pursuant to Section C(i) or (iv) of this Article VI, such EQT Director Nominee shall serve as either a Class II or a Class III director, and in the event that the EQT Stockholders, the CPPIB Stockholders or the Bain Stockholders no longer have the right to nominate any director pursuant to this Article VI, the foregoing shall not apply with respect to such stockholder.

C.        (i)          The Corporation shall take all Necessary Action to include in the slate of nominees recommended by the Corporation for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the EQT Stockholders that, if elected, will result in the EQT Stockholders having a number of directors serving on the Board of Directors as shown below:

Common Stock Beneficially Owned by the EQT Stockholders as a Percentage of the then-outstanding Common Stock of the Corporation	Number of EQT Director Nominees
25% or greater	2
5% or greater, but less than 25%	1
Less than 5%	0

For so long as the Board of Directors is divided into three classes, the Corporation shall take all Necessary Action to apportion the EQT Director Nominees among such classes so as to maintain the proportion of the EQT Director Nominees in each class as nearly as possible to the relative apportionment of the EQT Director Nominees among the classes as contemplated in Article VI.B above.

(ii)            The Corporation shall take all Necessary Action to include in the slate of nominees recommended by the Corporation for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the CPPIB Stockholders that, if elected, will result in the CPPIB Stockholders having a number of directors serving on the Board of Directors as shown below:

Common Stock Beneficially Owned by the CPPIB Stockholders as a Percentage of the then-outstanding Common Stock of the Corporation	Number of CPPIB Director Nominees
5% or greater	1
Less than 5%	0

(iii)           The Corporation shall take all Necessary Action to include in the slate of nominees recommended by the Corporation for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, a number of individuals designated by the Bain Stockholders that, if elected, will result in the Bain Stockholders having a number of directors serving on the Board of Directors as shown below:

Common Stock Beneficially Owned by the Bain Stockholders as a Percentage of the then-outstanding Common Stock of the Corporation	Number of Bain Director Nominees
5% or greater	1
Less than 5%	0

(iv)          The EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders, as applicable, shall have the exclusive right to (a) remove without cause their respective nominees from the Board of Directors (and, notwithstanding anything to the contrary set forth herein or otherwise, (x) any such director may be removed with or without cause, and (y) for so long as the EQT Stockholders, the CPPIB Stockholders or the Bain Stockholders have the right to nominate their respective directors, the shares of Common Stock held by the EQT Stockholders, the CPPIB Stockholders, and the Bain Stockholders, as applicable, shall be the only shares entitled to vote on the removal without cause of any of their respective nominees, and the shares of Common Stock owned by any holders as of the record date for determining stockholders entitled to vote thereon shall have no voting rights on such matter), and the Corporation shall take all Necessary Action to facilitate the removal of any such nominee from the Board of Directors at the request of the applicable party and (b) appoint to the Board of Directors a director to fill any vacancy created by reason of death, removal, or resignation of their respective nominees to the Board of Directors (and the Corporation shall take all Necessary Action to facilitate the appointment of the person designated by the applicable party to fill any such vacancy). Notwithstanding anything to the contrary contained in this Article VI.C(iv), no party shall have the right to designate a replacement director to fill any vacancy, and the Corporation shall not be required to take any action to cause any such vacancy to be filled, if and to the extent the appointment of a designee by a party to the Board of Directors would result in a number of directors nominated or designated by such party and then serving on the Board of Directors exceeding the number of directors that such party is then entitled to nominate for membership on the Board of Directors pursuant to this Article VI.C.

D.            Notwithstanding the foregoing, immediately prior to the opening of the polls at the second annual meeting of stockholders after the date on which the Institutional Investors collectively own less than 15% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (such meeting, the “Triggering Annual Meeting”), the Board of Directors shall cease to be divided into three classes as provided in Article VI.B above and, subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, shall consist of a single class. At the Triggering Annual Meeting, and at each annual meeting of stockholders thereafter, all directors elected by a vote of the stockholders generally shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders, notwithstanding that any such director may have been previously elected to a term extending beyond the Triggering Annual Meeting or any subsequent annual meeting.

E.             Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, the rights granted pursuant to the Stockholders Agreement or the rights specified in this Article VI.E or Article VI.A or Article VI.C above, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, by a sole remaining director, or by the stockholders; provided, however, that, subject to the aforementioned rights granted to holders of one or more series of Preferred Stock, the rights granted pursuant to the Stockholders Agreement or rights specified in Article VI.C(iv), this Article VI.E or Article VI.A above, at any time when the Institutional Investors collectively beneficially own, in the aggregate, less than 40% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. The Board of Directors shall elect a Chair, who shall have the powers and perform such duties as provided in the Bylaws and as the Board of Directors may from time to time prescribe; provided that for so long as the EQT Stockholders continue to Beneficially Own at least twenty percent (20%) or more of the then-outstanding Common Stock of the Corporation, the EQT Stockholders shall have the right to nominate, designate, and remove the chairperson of the Board of Directors, subject to CPPIB Consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that no person shall be qualified to serve as chairperson of the Board of Directors unless such person is an Independent Director Nominee.

F.             Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time during the Protective Period, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that this Article VI.F. shall be subject to the rights granted pursuant to the Stockholders Agreement and rights specified in Article VI.C(iv).

G.             Elections of directors need not be by written ballot unless the Bylaws shall so provide.

H.            During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation with respect to any series of Preferred Stock) with respect of such series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director shall thereupon cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

I.              As used in this Article VI only, the term “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another Person.

J.              Subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the EQT Stockholders, the CPPIB Stockholders, and the Bain Stockholders collectively Beneficially Own Common Stock representing at least five percent (5%) of then-outstanding Common Stock of the Corporation, (i) the Bain Stockholders shall have the power to appoint the Bain Director Nominee to the Audit Committee, (ii) the CPPIB Stockholder shall have the power to appoint the CPPIB Director Nominee to each of the Compensation Committee and the Nominating and Corporate Governance Committee, (iii) the EQT Stockholders shall have the power to appoint one (1) EQT Director Nominee to serve on the Compensation Committee and the Nominating and Corporate Governance Committee; provided that (x) the foregoing shall not be deemed to limit the power of the Board of Directors to appoint any person to any committee of the Board of Directors and (y) the power of the Bain Stockholders to appoint the Bain Director Nominee to serve on the Audit Committee shall cease after the one (1)-year anniversary of the consummation of an initial public offering to the extent the Bain Stockholders collectively Beneficially Own at least ten percent (10%) of then-outstanding Common Stock of the Corporation on such date; provided that, in the event that the EQT Stockholders have the right to nominate only one (1) director pursuant to Section C(i) or (iv) of this Article VI, the EQT Stockholders shall only have the power to cause the EQT Director Nominee to serve on either the Compensation Committee or the Nominating and Corporate Governance Committee, as chosen by the EQT Stockholders at their option, and in the event that the EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders, as applicable, no longer have the right to nominate any director pursuant to this Article VI, the powers of the EQT Stockholders, the CPPIB Stockholders, or the Bain Stockholders, as applicable, to make the appointments as provided in this Article VI(J) shall cease.

K.            For purposes of this Article VI and Article IX, references to:

1.             “Bain Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) BCPE DERBY INVESTOR, LP and (ii) their respective Permitted Transferees (other than the Corporation), as evidenced by an executed joinder agreement to the Stockholders Agreement indicating that such Permitted Transferee will be a Bain Stockholder.

2.             “Beneficially Own” shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor act, and the rules and regulations promulgated thereunder.

3.             “CPPIB Consent” shall mean the prior written consent of the CPPIB Stockholders holding a majority of the Shares held by the CPPIB Stockholders.

4.             “CPPIB Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) CPP Investment Board Private Holdings (4) Inc. and (ii) their respective Permitted Transferees (other than the Corporation), as evidenced by an executed joinder agreement to the Stockholders Agreement indicating that such Permitted Transferee will be a CPPIB Stockholder.

5.             “EQT Stockholders” shall mean, in each case only for so long as such Person or Permitted Transferee is a holder of Shares, (i) Derby Luxco S.à r.l and (ii) their respective Permitted Transferees (other than the Corporation) who receive Shares from such Person as evidenced by an executed joinder agreement to the Stockholders Agreement indicating that such Permitted Transferee will be an EQT Stockholder.

6.             “Incentive Plan” shall mean the Waystar Holding Corp. 2019 Stock Incentive Plan, as amended from time to time, together with any other compensatory stock plan adopted by the Corporation, as amended from time to time.

7.             “Necessary Action” shall mean all actions (to the extent such actions are not prohibited by applicable law and are within the Corporation’s control, and in the case of any action that requires a vote or other action on the part of the Board of Directors to the extent such action is consistent with fiduciary duties that the Corporation’s directors may have in such capacity) necessary to cause such result, including (a) calling meetings of stockholders, (b) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, if applicable, in each case, with respect to shares of Common Stock, and facilitating the collection or processing of such ballots, proxies, consents or instruments, (c) executing agreements and instruments, (d) making, or causing to be made, with any government, governmental department or agency, or political subdivision thereof, all filings, registrations, or similar actions that are required to achieve such result, and (e) nominating or appointing, or taking steps to cause the nomination or appointment of, certain Persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such Persons to the Board of Directors or any committee thereof, including in connection with the annual or special meeting of stockholders of the Corporation.

8.             “Options” shall mean the options granted to certain stockholders under the Incentive Plan to purchase Shares on the terms set forth therein and in the certificates and agreements issued pursuant thereto.

9.             “Permitted Transferee” shall mean any Person who shall have acquired and who shall hold Shares or Options pursuant to a permitted transfer in accordance with the applicable provisions of the Stockholders Agreement.

10.           “Person” shall mean any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

11.           “Shares” shall mean (i) shares of Common Stock held by stockholders of the Corporation from time to time, including upon exercise of any Options, (ii) other equity securities of the Corporation or its Subsidiaries held by the stockholders or (iii) securities of the Corporation or its Subsidiaries issued in exchange for, upon reclassification of, or as a dividend or distribution in respect of, the foregoing.

12.           “Stockholders Agreement” shall mean that certain Stockholders Agreement, dated as of June 10, 2024, by and among the Corporation, certain affiliates of EQT AB (together with its Affiliates, subsidiaries, successors, and assigns (other than the Corporation and its subsidiaries), “EQT”), Canada Pension Plan Investment Board (together with its Affiliates, subsidiaries, successors, and assigns (other than the Corporation and its subsidiaries), “CPPIB”), and certain investment funds of Bain Capital, LP and its affiliates (“Bain,” together with EQT and CPPIB, the “Institutional Investors”), and certain other parties named therein, as the same may be amended, supplemented, restated, or otherwise modified from time to time.

ARTICLE VII

limitation of director AND OFFICER liability

A.            To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. All references in this Article VII to a director shall also be deemed to refer to such other Person or Persons, if any, who, pursuant to a provision of this Certificate of Incorporation (including any certificate of designation) in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL (any such person, a “141(a) Person”).

B.             Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation or 141(a) Person existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGs OF STOCKHOLDERS

A.            At any time when the Institutional Investors collectively beneficially own, in the aggregate, less than 40% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent of stockholders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Preferred Stock.

B.            Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, at any time when the Institutional Investors collectively beneficially own, in the aggregate, at least 40% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by or at the direction of the Board of Directors or the Chairman of the Board of Directors and shall be called by the Secretary of the Corporation at the request of at least two of the Institutional Investors. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, when the Institutional Investors collectively beneficially own, in the aggregate, less than 40% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors.

C.             An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

competition and corporate opportunities

A.            In recognition and anticipation that (i) certain directors, principals, officers, employees, and/or other representatives of EQT, CPPIB, and/or Bain may serve as directors, officers, or agents of the Corporation, (ii) EQT, CPPIB, and/or Bain may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective affiliates (as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of EQT, CPPIB, Bain, the Non-Employee Directors, or their respective Affiliates and the powers, rights, duties, and liabilities of the Corporation and its directors, officers, and stockholders in connection therewith.

B.             None of (i) EQT, CPPIB, or Bain, or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section (D) of this Article IX. Subject to said Section (D) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present, or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director, or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

C.             Neither the Corporation nor any its Affiliates has or shall have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation, on its own behalf and on behalf of its Affiliates, hereby renounces any interest or expectancy therein. The Corporation further agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or any of its Affiliates and may employ or otherwise engage any officer or employee of the Corporation or any of its Affiliates.

D.            Notwithstanding the foregoing, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) or (C) of this Article IX shall not apply to any such corporate opportunity.

E.             In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

F.             For purposes of this Article IX, “Affiliate” shall mean (i) in respect of EQT, any Person that, directly or indirectly, is controlled by EQT, controls EQT, or is under common control with EQT and shall include any principal, member, director, manager, partner, stockholder, officer, employee, or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (ii) in respect of CPPIB, any Person that, directly or indirectly, is controlled by CPPIB, controls CPPIB, or is under common control with CPPIB and shall include any principal, member, director, manager, partner, stockholder, officer, employee, or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (iii) in respect of Bain, any Person that, directly or indirectly, is controlled by Bain, controls Bain, or is under common control with Bain and shall include any principal, member, director, manager, partner, stockholder, officer, employee, or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (iv) in respect of a Non-Employee Director, any Person that, directly or indirectly, controls, or is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), and (v) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

G.             To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.            The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.             Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.            prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.            upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.            at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder, or

4.            the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

C.            For purposes of this Article X, references to:

1.            “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.            “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association, or other entity of which such person is a director, officer, or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.            “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)            any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

(ii)            any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)            any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange, or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange, or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)            any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)            any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.            “control,” including the terms “controlling,” “controlled by,” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association, or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian, or trustee for one or more owners who do not individually or as a group have control of such entity.

5.            “Institutional Investor Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Institutional Investor or any of its successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

6.            “Institutional Investor Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Institutional Investor Direct Transferee or any other Institutional Investor Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

7.            “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Institutional Investor, any Institutional Investor Direct Transferee, any Institutional Investor Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.            “owner,” including the terms “own,” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)            beneficially owns such stock, directly or indirectly; or

(ii)           has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement, or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement, or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)          has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9.            “person” means any individual, corporation, partnership, unincorporated association, or other entity.

10.          “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.            “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XI

MISCELLANEOUS

A.            If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality, and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees, and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B.             Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI(B).

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 IN WITNESS WHEREOF, Waystar Holding Corp. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 10th day of June, 2024.

Waystar Holding Corp.

By:	/s/ Matthew R. A. Heiman
Name:	Matthew R. A. Heiman
Title:	Chief Legal and Administrative Officer

[Signature Page to Amended and Restated Certificate of Incorporation]